UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2023

Bellerophon Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36845	47-3116175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Independence Boulevard, Suite 402 Warren, New Jersey	07059
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 574-4770

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BLPH	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2023, Bellerophon Therapeutics, Inc. (the “Company”) entered into a transition and separation agreement with Peter Fernandes, the Company’s Chief Executive Officer (the “Fernandes Separation Agreement”), and a transition and separation agreement with Parag Shah, the Company’s Vice President of Business Operations (the “Shah Separation Agreement” and, together with the Fernandes Separation Agreement, the “Separation Agreements”), which provide for, respectively, Mr. Fernandes’ and Mr. Shah’s separation of employment, the payment of separation pay as described below and the performance of certain duties as may be reasonably requested by the Company during a transition period. The Fernandes Separation Agreement is effective November 15, 2023 (the “Fernandes Separation Date”) and the Shah Separation Agreement is effective August 31, 2023 (the “Shah Separation Date”), in either case unless such date is extended by the Company in its discretion.

Under the Fernandes Separation Agreement, the Company has agreed to provide Mr. Fernandes with (i) a lump sum payment in cash, in an aggregate amount equal to twelve (12) months of his base salary as of the Fernandes Separation Date, subject to applicable taxes and withholdings, payable as follows: (a) $205,950 payable in a single lump sum on the Fernandes Separation Agreement’s Effective Date, (b) $102,975 payable in a single lump sum on August 31, 2023, and (c) $102,975 payable in a single lump sum on the first regularly scheduled payroll date for the Company following the Fernandes Separation Agreement’s Supplemental Release Effective Date or such later date in the event that Mr. Fernandes’ final day of employment is, in the Company’s discretion, extended beyond November 15, 2023, and (ii) reimbursement on each his behalf of his portion of monthly premiums for group medical insurance coverage under COBRA until the earlier of the date that is six (6) months after the Fernandes Separation Date and the date on which he becomes eligible to receive the same or substantially similar group health insurance coverage through another employer; provided, that Mr. Fernandes does not revoke the Fernandes Separation Agreement in writing during the seven (7) day period after the Fernandes Separation Date. The Fernandes Separation Agreement further provides that through the transition period beginning on August 3, 2023 and continuing through the Fernandes Separation Date, Mr. Fernandes will continue to be employed by the Company “at-will” and will perform such transition duties as may be reasonably requested by the Company during such transition period. The Fernandes Separation Agreement also contains a release of claims by Mr. Fernandes, subject to customary exceptions, and covenants not to solicit or disparage and to cooperate with the Company.

Under the Shah Separation Agreement, the Company has agreed to provide Mr. Shah with (i) a lump sum payment in cash, in an aggregate amount equal to twelve (12) months of his base salary as of the Shah Separation Date, subject to applicable taxes and withholdings, payable as follows: (a) $140,600 payable in a single lump sum on Shah Separation Agreement’s Effective Date, and (b) (1) $140,600 payable in a single lump sum on the first regularly scheduled payroll date after the Shah Separation Agreement’s Supplemental Release Effective Date, provided that August 31, 2023 is Mr. Shah’s final day of employment or (2) in the event that Mr. Shah’s final day of employment is, in the Company’s discretion, extended beyond August 31, 2023, $70,300 payable in a single lump sum on the first regularly scheduled payroll date after August 31, 2023 and an additional $70,300 payable in a single lump sum on the first regularly scheduled payroll date following the Shah Separation Agreement’s Supplemental Release Effective Date, and (ii) reimbursement on each his behalf of his portion of monthly premiums for group medical insurance coverage under COBRA until the earlier of the date that is six (6) months after the Shah Separation Date and the date on which he becomes eligible to receive the same or substantially similar group health insurance coverage through another employer; provided, that Mr. Shah does not revoke the Shah Separation Agreement in writing during the seven (7) day period after the Shah Separation Date. The Shah Separation Agreement further provides that through the transition period beginning on August 3, 2023 and continuing through the Shah Separation Date, Mr. Shah will continue to be employed by the Company “at-will” and will perform such transition duties as may be reasonably requested by the Company during such transition period. The Shah Separation Agreement also contains a release of claims by Mr. Shah, subject to customary exceptions, and covenants not to solicit or disparage and to cooperate with the Company.

The foregoing summaries of the principal terms of the Separation Agreements do not purport to be complete and are qualified in their entirety by reference to the complete text of the Separation Agreements, copies of which will be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLEROPHON THERAPEUTICS, INC.

Date: August 7, 2023	By:	/s/ Peter Fernandes
Name: Peter Fernandes
Title: Chief Executive Officer